Exhibit 16.1

Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South  Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

August 7,  2012

Securities and Exchange Commission

100 F Street,  NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Jolley Marketing, Inc. (the "Company") and reported on the financial statements of  the Company for the years ended  December 31, 2011 and 2010. On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC  to Anderson Bradshaw PLLC. We  have  read the Company's statements  included under Item 4.01 of its Form 8-K  dated  August 7, 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC